Exhibit 99.1

Stepan Reports Second Quarter Results

Northbrook, Illinois, July 26, 2023 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•
Reported net income was $12.7 million, or $0.55 per diluted share, versus a record $52.1 million, or $2.26 per diluted share, in the prior year. Adjusted net income* was $12.1 million, or $0.53 per diluted share, versus $53.0 million, or $2.30 per diluted share, in the prior year. The decline in both reported and adjusted net income was predominately due to a 19% reduction in sales volume versus the prior year.
•
Surfactant operating income was $15.1 million versus $48.2 million in the prior year. This decrease was primarily due to a 15% decline in global sales volume. The decline in sales volume was primarily due to overall lower demand, customer and channel inventory destocking, and the previously disclosed backward integration by one customer, associated with the low 1,4 dioxane transition, in the third quarter of 2022. In addition, unit margins were slightly lower due to less favorable product mix, high-cost inventory carryover and increased competitive pricing pressures in Latin America.
•
Polymer operating income was $16.3 million versus $33.9 million in the prior year. This decrease was primarily due to a 29% decline in global sales volume, including a 28% decline in Rigid Polyols. The lower demand reflects continued customer and channel inventory destocking and reduced construction-related activities. Global Rigid Polyols volume improved sequentially each month during the second quarter of 2023 and was up 9% versus the first quarter of 2023.
•
Specialty Product operating income was $3.8 million versus $9.9 million in the prior year. This decrease was primarily attributable to lower unit margins and sales volume within the medium chain triglycerides (MCT) product line. The lower unit margins were primarily due to high-cost inventory carryover.
•
The effect of foreign currency translation had a negligible impact on net income and earnings per diluted share, versus the prior year.
•
EBITDA** was $46.7 million during the second quarter of 2023 versus $95.5 million in the prior year and $48.3 million in the first quarter of 2023. Adjusted EBITDA** was $45.8 million versus $96.7 million in the prior year and $48.7 million in the first quarter of 2023. The decline in both reported and adjusted EBITDA** was primarily due to a 19% reduction in sales volume versus the prior year.

* Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

** EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

First Half Highlights

•
Reported net income was $28.8 million, or $1.25 per diluted share, versus $96.9 million, or $4.19 per diluted share, in the prior year. Adjusted net income* was $28.5 million, or $1.24 per diluted share, versus $93.7 million, or $4.05 per diluted share, in the prior year. Total Company sales volume was down 17% compared to the first six months of 2022.

“The Company's second quarter and first half of the year financial results were significantly lower than the record quarterly results in both the first and second quarters of 2022. Lower sales volume due to demand softness across most of our markets, continued inventory destocking and the backward integration of one customer associated with the low 1,4 dioxane transition drove the 17% sales volume reduction in the first half of the year,” said Scott Behrens, President and Chief Executive Officer. "Specific to the second quarter, Surfactant and Polymer unit margins were only slightly lower versus the prior year due to less favorable product mix. Specialty Product unit margins were significantly lower due to high-cost inventory and pricing pressure related to increased imports of MCTs into certain market segments. Rigid Polyol volumes gradually improved throughout the quarter. Surfactant volumes were negatively impacted by unexpected destocking activity within our Agricultural business. Cash expenses were slightly lower versus prior year due to proactive headcount and discretionary expense controls implemented earlier in the year and lower accruals for incentive-based compensation.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Net Sales	$579,975	$751,633	(23)%	$1,231,411	$1,426,909	(14)%
Operating Income	$17,809	$77,640	(77)%	$38,866	$140,986	(72)%
Net Income	$12,684	$52,126	(76)%	$28,826	$96,935	(70)%
Earnings per Diluted Share	$0.55	$2.26	(76)%	$1.25	$4.19	(70)%

Adjusted Net Income *	$12,057	$53,009	(77)%	$28,476	$93,736	(70)%
Adjusted Earnings per Diluted Share *	$0.53	$2.30	(77)%	$1.24	$4.05	(69)%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The 2023 second quarter reported net income includes $0.7 million of after-tax income versus $0.5 million of after-tax expense in the prior year.

•
Cash-Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. The current year second quarter includes less than $0.1 million of after-tax income versus $0.1 million of after-tax expense in the prior year.

•
Business Restructuring: The 2023 second quarter reported net income includes less than $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.1 million of after-tax expense in the prior year.

•
Environmental Remediation – The second quarter of 2023 reported net income includes less than $0.1 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the second quarter of 2023 decreased 23% year-over-year primarily due to a 19% decrease in global sales volume. Lower selling prices negatively impacted net sales by 4% and largely reflect less favorable product mix and competitive pressures.

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Volume	(19)%	(17)%
Selling Price & Mix	(4)%	4%
Foreign Translation	0%	(1)%
Total	(23)%	(14)%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Net Sales
Surfactants	$391,686	$485,084	(19)%	$859,514	$953,350	(10)%
Polymers	$164,515	$238,885	(31)%	$325,642	$425,964	(24)%
Specialty Products	$23,774	$27,664	(14)%	$46,255	$47,595	(3)%
Total Net Sales	$579,975	$751,633	(23)%	$1,231,411	$1,426,909	(14)%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Operating Income
Surfactants	$15,140	$48,249	(69)%	$42,196	$102,018	(59)%
Polymers	$16,321	$33,912	(52)%	$26,325	$48,041	(45)%
Specialty Products	$3,773	$9,866	(62)%	$6,302	$13,561	(54)%
Total Segment Operating Income	$35,234	$92,027	(62)%	$74,823	$163,620	(54)%
Corporate Expenses	$(17,425)	$(14,387)	21%	$(35,957)	$(22,634)	59%
Consolidated Operating Income	$17,809	$77,640	(77)%	$38,866	$140,986	(72)%

Total segment operating income for the second quarter of 2023 decreased $56.8 million, or 62%, versus the prior year quarter. Total segment operating income in the first half of 2023 was down $88.8 million, or 54%, versus the prior year.

•
Surfactant net sales were $391.7 million for the quarter, a 19% decrease versus the prior year. Sales volume decreased 15% year-over-year primarily due to overall lower demand, customer and channel inventory destocking, and the previously disclosed backward integration by one customer, associated with the low 1,4 dioxane transition, in the third quarter of 2022. Selling prices were down 5% and foreign currency translation positively impacted net sales by 1%. Surfactant operating income for the quarter decreased $33.1 million, or 69%, versus the prior year. This decrease is predominately due to the 15% decline in sales volume. Additionally, unit margins were slightly lower due to less favorable product mix, high-cost inventory carryover and increased competitive pricing pressures in Latin America. Higher expenses associated with the Company's transition to low 1,4 dioxane capabilities and pre-operating expenses associated with the Company's new alkoxylation production facility that is being built in Pasadena, Texas were also headwinds during the quarter.

•
Polymer net sales were $164.5 million for the quarter, a 31% decrease versus the prior year. Sales volume decreased 29% in the quarter primarily due to a 28% decline in Rigid Polyols and lower demand in the Specialty Polyols and Phthalic Anhydride businesses. This was partially offset by volume growth in China. The lower demand reflects customer and channel inventory destocking and lower construction-related activities. Selling prices decreased 3% and foreign currency translation positively impacted net sales by 1%. Polymer operating income decreased $17.6 million, or 52%, primarily due to the 29% decrease in global sales volume.

•
Specialty Product net sales were $23.8 million for the quarter, a 14% decrease versus the prior year. Sales volume was down 16% versus prior year while operating income decreased $6.1 million, or 62%. The decline in operating income was primarily attributable to lower unit margins and sales volume within the MCT product line. The lower unit margins were primarily due to high-cost inventory carryover.

	Three Months Ended June 30		% Change	Six Months Ended June 30		% Change
($ in millions)	2023	2022		2023	2022
EBITDA
Surfactants	$31.1	$61.6	(50)%	$73.5	$128.6	(43)%
Polymers	$24.6	$41.8	(41)%	$42.9	$63.6	(33)%
Specialty Products	$5.2	$11.4	(54)%	$9.1	$16.5	(45)%
Unallocated Corporate	$(14.2)	$(19.3)	(26)%	$(30.6)	$(28.5)	7%
Consolidated EBITDA	$46.7	$95.5	(51)%	$94.9	$180.2	(47)%

Adjusted EBITDA
Surfactants	$31.0	$61.7	(50)%	$73.4	$128.4	(43)%
Polymers	$24.6	$41.8	(41)%	$42.9	$63.5	(32)%
Specialty Products	$5.2	$11.4	(54)%	$9.1	$16.5	(45)%
Unallocated Corporate	$(15.0)	$(18.2)	(18)%	$(30.9)	$(32.4)	(5)%
Consolidated Adjusted EBITDA	$45.8	$96.7	(53)%	$94.5	$176.0	(46)%

•
Consolidated EBITDA was $46.7 million for the quarter, a 51% decrease versus the prior year. Adjusted EBITDA was $45.8 million, a 53% decrease versus the prior year. The year-over-year decrease in both EBITDA and Adjusted EBITDA was primarily due to the decline in sales volume in the three business segments. The second quarter of 2023 Adjusted EBITDA of $45.8 million was slightly lower than the $48.7 million of Adjusted EBITDA reported in the first quarter of 2023.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Total Corporate Expenses	$17,424	$14,387	21%	$35,957	$22,634	59%
Excluded Items:
Deferred Compensation	$(743)	$3,406	NM	$(2,245)	$10,907	NM
Business Restructuring Expense	$(42)	$(81)	(48)%	$(199)	$(133)	50%
Environmental Remediation Expense	$(52)	$(327)	(84)%	$(461)	$(630)	(27)%
Adjusted Corporate Expenses	$16,587	$17,385	(5)%	$33,052	$32,778	1%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring and certain environmental remediation costs, decreased $0.8 million, or 5%, versus the prior year quarter. This decrease was primarily due to lower incentive-based compensation expenses that were partially offset by higher salaries, mostly due to the reallocation of some employee costs from the business units to corporate during the first quarter of 2023, insurance and inflation.

Income Taxes

The Company’s effective tax rate was 20.4% in the first half of 2023 versus 24.8% in the first half of 2022. This decrease was primarily attributable to more favorable tax benefits derived from stock-based compensation awards exercised or distributed in the first half of 2023 versus the first half of 2022.

Shareholder Return

The Company paid $8.2 million of dividends to shareholders in the second quarter of 2023 and $16.3 million of dividends to shareholders during the first six months of 2023. The Company has not repurchased any Company stock during the first half of 2023 and has $125.1 million remaining under the share repurchase program authorized by its Board of Directors. The Company has increased its dividend on the Company’s common stock for 55 consecutive years.

Selected Balance Sheet Information

The Company’s total debt decreased by $28.4 million and cash increased by $6.9 million versus March 31, 2023. The decrease in debt primarily reflects scheduled debt repayments in June 2023 and lower borrowings against the Company's revolving credit facility. The Company’s net debt level decreased $35.3 million versus March 31, 2023 and the net debt ratio decreased from 33% to 31% in the quarter (Net Debt and Net Debt Ratio are non-GAAP measures).

($ in millions)	6/30/23	3/31/2023	12/31/2022
Net Debt
Total Debt	$682.6	$711.0	$587.1
Cash	133.9	127.0	173.8
Net Debt	$548.7	$584.0	$413.3
Equity	1,215.1	1,189.9	1,166.1
Net Debt + Equity	$1,763.8	$1,773.9	$1,579.4
Net Debt / (Net Debt + Equity)	31%	33%	26%

The major working capital components were:

($ in millions)	6/30/23	3/31/23	12/31/22
Net Receivables	$423.4	$470.3	$436.9
Inventories	340.0	368.4	402.5
Accounts Payable	(287.6)	(289.1)	(375.7)
Total	$475.8	$549.6	$463.7

Capital spending was $67.7 million during the quarter and $159.9 million during the first half of 2023. This compares to $69.2 million and $129.5 million, respectively, in the prior year. The first half year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company’s new alkoxylation facility in Pasadena, Texas and new capability and capacity to produce ether sulfates that meet new regulatory limits on 1,4 dioxane. Capital spending in the second half of 2023 is expected to be in the range of $80 million to $90 million, down substantially versus the first six months of 2023, as spending on low 1,4 dioxane investments nears completion and lower capital outlays are anticipated for the new alkoxylation facility versus those incurred during the first half of the year. For the full year, capital expenditures are expected to be in the range of $240 million to $250 million.

Outlook

“Looking forward, we continue to believe second half of the year volume and margins will incrementally improve versus the first half of 2023, driven by the continued gradual recovery in Rigid Polyol demand, growth in Surfactant volumes associated with new contracted business and sequentially lower raw material costs,” said Scott Behrens, President and Chief Executive Officer. "Further cost control and cash management initiatives are underway given the current business performance and include a voluntary early retirement program for eligible employees at our corporate headquarters and a plan to reduce inventory levels by an additional $40 million during the remainder of the year. Additionally, capital spending in the second half of the year is projected to be in the range of $80 to $90 million, down from the record $160 million spent in the first half of the year, due to the expected completion of our low 1,4 dioxane investments in the coming weeks and lower second half capital spending required to complete our Pasadena alkoxylation investment which is expected to be operational mid-year 2024. While we acknowledge the current environment has been challenging, we remain confident in our long-term strategic growth and innovation initiatives.”

Conference Call

Stepan Company will host a conference call to discuss its second quarter results at 9:00 a.m. ET (8:00 a.m. CT) on July 26, 2023. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2023 and 2022

(Unaudited – in 000's, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Net Sales	$579,975	$751,633	$1,231,411	$1,426,909
Cost of Sales	513,578	620,019	1,091,454	1,186,076
Gross Profit	66,397	131,614	139,957	240,833
Operating Expenses:
Selling	11,109	15,552	24,176	30,829
Administrative	22,589	24,079	45,228	45,651
Research, Development and Technical Services	14,105	16,690	29,243	33,163
Deferred Compensation (Income) Expense	743	(3,406)	2,245	(10,907)
	48,546	52,915	100,892	98,736

Goodwill Impairment	-	978	-	978
Business Restructuring	42	81	199	133

Operating Income	17,809	77,640	38,866	140,986
Other Income (Expense):
Interest, Net	(3,865)	(2,727)	(6,687)	(5,033)
Other, Net	2,370	(5,369)	4,038	(7,019)
	(1,495)	(8,096)	(2,649)	(12,052)

Income Before Income Taxes	16,314	69,544	36,217	128,934
Provision for Income Taxes	3,630	17,418	7,391	31,999
Net Income	12,684	52,126	28,826	96,935
Net Income Per Common Share
Basic	$0.56	$2.29	$1.27	$4.24
Diluted	$0.55	$2.26	$1.25	$4.19
Shares Used to Compute Net Income Per Common Share
Basic	22,768	22,792	22,763	22,842
Diluted	22,945	23,055	22,970	23,115

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Net Income Reported	$12,684	$0.55	$52,126	$2.26	$28,826	$1.25	$96,935	$4.19

Deferred Compensation (Income) Expense	$(653)	$(0.02)	$518	$0.02	$(757)	$(0.03)	$(3,431)	$(0.15)
Business Restructuring Expense	$31	$-	$61	$0.01	$146	$0.01	$100	$0.01
Cash-Settled SARs (Income) Expense	$(44)	$-	$55	$-	$(84)	$-	$(347)	$(0.02)
Environmental Remediation Expense	$39	$-	$249	$0.01	$345	$0.01	$479	$0.02

Adjusted Net Income	$12,057	$0.53	$53,009	$2.30	$28,476	$1.24	$93,736	$4.05

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(871)		$681		$(1,009)		$(4,514)
Business Restructuring Expense	$42		$81		$199		$133
Cash-Settled SARs (Income) Expense	$(58)		$73		$(111)		$(455)
Environmental Remediation Expense	$52		$327		$461		$630
Total Pre-Tax Adjustments	$(835)		$1,162		$(460)		$(4,206)

Cumulative Tax Effect on Adjustments	$208		$(279)		$110		$1,007

After-Tax Adjustments	$(627)	$(0.02)	$883	$0.04	$(350)	$(0.01)	$(3,199)	$(0.14)

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.9 million of income versus $0.7 million of expense in the prior year. The year-to-date impact was $1.0 million of income versus $4.5 million of income in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2023				2022
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$95.56	$103.03	$106.46	$93.67	$101.35	$98.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2023	2022	2023	2022
Deferred Compensation
Operating Income (Expense)	$(743)	$3,406	$(2,245)	$10,907
Other, net – Mutual Fund Gain (Loss)	1,614	(4,087)	3,254	(6,393)
Total Pretax	$871	$(681)	$1,009	$4,514
Total After Tax	$653	$(518)	$757	$3,431

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three and six month periods ending June 30, 2023 as compared to 2022:

($ in millions)	Three Months Ended June 30		Decrease	Change Due to Foreign Currency Translation	Six Months Ended June 30		Decrease	Change Due to Foreign Currency Translation
	2023	2022			2023	2022
Net Sales	$579.98	$751.63	$(171.60)	$4.40	$1,231.41	$1,426.91	$(195.50)	$(8.05)
Gross Profit	66.4	131.6	(65.2)	0.5	140.0	240.8	(100.8)	(1.1)
Operating Income	17.8	77.6	(59.8)	0.3	38.9	141.0	(102.1)	(0.8)
Pretax Income	16.3	69.5	(53.2)	0.2	36.2	128.9	(92.7)	(0.9)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2023 and December 31, 2022

	June 30, 2023	December 31, 2022
ASSETS
Current Assets	$938,722	$1,044,802
Property, Plant & Equipment, Net	1,165,784	1,073,297
Other Assets	326,312	315,073
Total Assets	$2,430,818	$2,433,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$642,037	$670,649
Deferred Income Taxes	9,071	10,179
Long-term Debt	438,269	455,029
Other Non-current Liabilities	126,344	131,250
Total Stepan Company Stockholders’ Equity	1,215,097	1,166,065
Total Liabilities and Stockholders’ Equity	$2,430,818	$2,433,172

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA to Operating Income

	Three Months Ended June 30, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$15.1	$16.3	$3.8	$(17.4)	$17.8
Depreciation and Amortization	$16.0	$8.3	$1.4	$0.8	$26.5
Other, Net Income (Expense)	$-	$-	$-	$2.4	$2.4
EBITDA	$31.1	$24.6	$5.2	$(14.2)	$46.7
Deferred Compensation	$-	$-	$-	$(0.9)	$(0.9)
Cash Settled SARs	$(0.1)	$-	$-	$-	$(0.1)
Business Restructuring	$-	$-	$-	$-	$-
Environmental Remediation	$-	$-	$-	$0.1	$0.1
Adjusted EBITDA	$31.0	$24.6	$5.2	$(15.0)	$45.8

	Three Months Ended June 30, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$48.2	$33.9	$9.9	$(14.4)	$77.6
Depreciation and Amortization	$13.4	$7.9	$1.5	$0.5	$23.3
Other, Net Income (Expense)	$-	$-	$-	$(5.4)	$(5.4)
EBITDA	$61.6	$41.8	$11.4	$(19.3)	$95.5
Deferred Compensation	$-	$-	$-	$0.7	$0.7
Cash Settled SARs	$0.1	$-	$-	$-	$0.1
Business Restructuring	$-	$-	$-	$0.1	$0.1
Environmental Remediation	$-	$-	$-	$0.3	$0.3
Adjusted EBITDA	$61.7	$41.8	$11.4	$(18.2)	$96.7

	Six Months Ended June 30, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$42.2	$26.3	$6.3	$(35.9)	$38.9
Depreciation and Amortization	$31.3	$16.6	$2.8	$1.3	$52.0
Other, Net Income (Expense)	$-	$-	$-	$4.0	$4.0
EBITDA	$73.5	$42.9	$9.1	$(30.6)	$94.9
Deferred Compensation	$-	$-	$-	$(1.0)	$(1.0)
Cash Settled SARs	$(0.1)	$-	$-	$-	$(0.1)
Business Restructuring	$-	$-	$-	$0.2	$0.2
Environmental Remediation	$-	$-	$-	$0.5	$0.5
Adjusted EBITDA	$73.4	$42.9	$9.1	$(30.9)	$94.5

	Six Months Ended June 30, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$102.0	$48.0	$13.6	$(22.6)	$141.0
Depreciation and Amortization	$26.6	$15.6	$2.9	$1.1	$46.2
Other, Net Income (Expense)	$-	$-	$-	$(7.0)	$(7.0)
EBITDA	$128.6	$63.6	$16.5	$(28.5)	$180.2
Deferred Compensation				$(4.5)	$(4.5)
Cash Settled SARs	$(0.2)	$(0.1)	$-	$(0.1)	$(0.4)
Business Restructuring				$0.1	$0.1
Environmental Remediation				$0.6	$0.6
Adjusted EBITDA	$128.4	$63.5	$16.5	$(32.4)	$176.0